UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 6, 2019
Kirkland's, Inc.

(Exact name of registrant as specified in its charter)

Tennessee	000-49885	62-1287151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5310 Maryland Way, Brentwood, Tennessee		37027
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	615-872-4800

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KIRK	NASDAQ Global Select Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On December 6, 2019, Kirkland’s, Inc. (the "Company"), entered into a Second Amended and Restated Credit Agreement (the "2019 Credit Agreement"), by and among the Company which, together with one of its subsidiaries, serves as a guarantor thereunder, the remaining of the Company’s subsidiaries as borrowers (the "Borrowers"), Bank of America, N.A., as administrative agent and collateral agent, and lender. The 2019 Credit Agreement replaces the Company’s Amended and Restated Credit Agreement dated as of August 19, 2011, as amended by that Joinder and First Amendment to Amended and Restated Credit Agreement dated as of February 26, 2016 (as amended, the "2011 Credit Agreement"). Like the 2011 Credit Agreement, the 2019 Credit Agreement contains a $75 million senior secured revolving credit facility. The 2019 Credit Agreement contains substantially similar terms and conditions as the 2011 Credit Agreement, and extends its maturity date to December 2024. The 2011 Credit Agreement was scheduled to expire in February of 2021. Advances under the 2019 Credit Agreement will bear interest at an annual rate equal to LIBOR plus a margin ranging from 125 to 175 basis points with no LIBOR floor.

Pursuant to the 2019 Credit Agreement, the fee paid to the lenders on the unused portion of the credit facility is 25 basis points and there is swingline availability of $10 million. As of December 11, 2019, the Company had no borrowings under the 2019 Credit Agreement and $75 million available for borrowing under the borrowing base formula.

Borrowings under the 2019 Credit Agreement are subject to certain customary conditions and contain customary events of default, including, without limitation, failure to make payments, a cross-default to certain other debt, breaches of covenants, breaches of representations and warranties, a change in control, certain monetary judgments and bankruptcy and ERISA events. Upon any such event of default, the principal amount of any unpaid loans and all other obligations under the 2019 Credit Agreement may be declared immediately due and payable. The maximum availability under the 2019 Credit Agreement is limited by a borrowing base which consists of a percentage of eligible inventory and eligible credit card receivables, less reserves.

Bank of America and its affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions.

The foregoing description of the 2019 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2019 Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Second Amended and Restated Credit Agreement dated as of December 6, 2019, by and among Kirkland’s Inc., the borrowers and guarantors named therein, Bank of America, N.A., as administrative agent, and the lenders named therein.

10.2
Second Amended and Restated Security Agreement dated as of December 6, 2019, by and among Kirkland's Inc., the other borrowers and guarantors party hereto from time to time and Bank of America, N.A., as Agent

99.1	Press Release dated December 11, 2019 announcing the Company's 2019 Credit Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kirkland's, Inc.

December 11, 2019	By:	/s/ Carter R. Todd
Name: Carter R. Todd
Title: Vice President and General Counsel